Exhibit 10.1

CODE REBEL CORPORATION

77 Ho’okele Street, Suite 102

Kahului, Hawaii 96732

July 27, 2015

Mr. Thomas M. Moreno

c/o ThinOps Resources LLC

P.O. Box 9545

The Woodlands, Texas 77387

Dear Tom:

This employment letter will confirm the terms of your employment by Code Rebel Corporation (the “Company”).  This employment letter is being entered into by us contemporaneously with the execution of the Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among the Company, ThinOps Resources LLC (“ThinOps”) and you.

1.	TITLE

You shall be employed by the Company and serve as the President of ThinOps, which will be a wholly-owned, independently-operated subsidiary of the Company following the closing of the Purchase Agreement, reporting to the Company’s Chief Executive Officer.  You shall also serve, if requested, as an officer of the Company.

2.	SALARY

Your salary shall be $20,000 per month, payable in bi-monthly installments.  The Company shall reimburse you for all reasonable business expenses properly and reasonably incurred and paid by you in the performance of your duties in connection with your employment by the Company upon your presentment of detailed receipts in the form reasonably required by the Company.

3.	TERM

You shall be an employee of the Company for a period of three (3) years, beginning immediately following the closing of the Purchase Agreement.  Thereafter, you or the Company may terminate this letter for any reason at any time upon thirty (30) days’ prior written notice.  At the end of the notice period, your salary will cease.

4.	TERMINATION

If, during the term of your employment, (a) you are terminated by the Company other than for “Cause” (as defined below), or (b) you resign for “Good Reason” (as defined below), then you will continue to receive for a period of one year following such termination your then current salary payable on the same basis as you were then being paid.

“Cause” means:

(a) deliberate refusal or deliberate failure to carry out any reasonable order, consistent with your position, of the Chief Executive Officer or the Board of Directors of the Company after reasonable written notice from such persons; (ii) a material and willful breach of this employment letter, Section 6.5 of the Purchase Agreement, “Non-Competition,” or similar agreements with the Company or ThinOps; (iii) gross negligence or willful misconduct in the execution of your assigned duties as an employee; (iv) engaging in repeated intemperate use of alcohol or drugs; (v) conviction of a felony or other serious crime; or (vi) ThinOps substantially underperforming against its projected revenue estimates given to the Company.

“Good Reason” means:

(a) you shall have been assigned duties materially inconsistent with your position; (ii) your salary is reduced more than 20% below its then current level; or (iii) material benefits and compensation plans then currently in existence are not continued in effect for your benefit.

You will not be terminated by the Company for any reason except upon thirty (30) days prior written notice.

5.	RESPONSIBILITIES

Your responsibilities and duties shall be those ordinarily possessed by an employee in your position, including responsibility for the continuing operations of ThinOps.

6.	NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

Section 6.5 of the Purchase Agreement, “Non-Competition,” which is hereby incorporated into this letter agreement as if set forth herein in its entirety, forms part of the consideration given by you for the Company entering into this employment letter with you.

7.	GOVERNING LAW

This employment letter shall be governed by and construed in accordance with the laws of the State of New York, as applied to agreements whose only parties are residents of such state and which are to be performed entirely within such state.

8.	COUNTERPARTS

This employment letter may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

Very truly yours,

CODE REBEL CORPORATION

By:	/s/ Arben Kryeziu
	Name:	Arben Kryeziu
	Title:	Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Thomas M. Moreno
Thomas M. Moreno